UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Remark Holdings, Inc.

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PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION - DATED [●], 2022
800 S. Commerce St.
Las Vegas, Nevada 89106

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2022

Dear Stockholder:

We cordially invite you to the Remark Holdings, Inc. (“Remark,” “we,” “us,” or “our”) special meeting of stockholders (the “Special Meeting”), which will be held on [●], 2022 at [●] ET. We will be holding our Special Meeting in a virtual meeting format only, via audio webcast. You may attend, vote and submit questions during the Special Meeting via the Internet at [●]. We have designed the format of the Special Meeting to ensure that you are afforded the same rights and opportunities to participate as you would at an in-person meeting, using online tools to ensure your access and participation.

We have scheduled the Special Meeting to:

1.approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of not less than 1-for-10 and not more than 1-for-20, with the exact ratio to be set at a whole number within this range by our Board of Directors in its sole discretion (the “Reverse Stock Split Proposal”);

2. approve, in accordance with Nasdaq Rule 5635(d), the potential issuance of 20% or more of our common stock pursuant to our convertible subordinated debenture and equity line of credit with Ionic Ventures, LLC (the “Nasdaq Proposal”); and

3.transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement sets forth additional information regarding the Special Meeting, and provides you with detailed information regarding the business to be considered at the Special Meeting. We encourage you to read the proxy statement carefully and in its entirety.

Only persons or entities holding shares of our common stock, at the close of business on October 11, 2022 , the record date for the Special Meeting, will receive notice of the Special Meeting and be entitled to vote during the Special Meeting or any adjournments or postponements thereof.

For a period of at least ten (10) days prior to the virtual Special Meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the virtual Special Meeting during normal business hours at our principal executive offices located at 800 S. Commerce St. Las Vegas, Nevada 89106. If our principal executive offices are closed at that time due to COVID-19, please email ir@remarkholdings.com to make alternate arrangements to examine the stockholder list.

YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the virtual Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or cast your vote via telephone or the Internet following the instructions on the enclosed proxy card or voting instruction card.

By order of the Board of Directors,

Kai-Shing Tao
Chairman and Chief Executive Officer

This Notice of Special Meeting of Stockholders, proxy statement and form of proxy are first being mailed to stockholders on or about [●], 2022

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

In addition to the printed materials noted above, you may find the Notice of Special Meeting of Stockholders and the proxy statement at www.envisionreports.com/MARK.

TABLE OF CONTENTS

Special Meeting Information	2
Voting Information	2
Proposals to be Submitted for Voting	3
Proposal 1: Reverse Stock Split Proposal	3
Proposal 2: Nasdaq Proposal	11
Security Ownership of Certain Beneficial Owners and Management	13
Stockholder Proposals	15
Proxy Solicitation	15
Annex A	1

REMARK HOLDINGS, INC.
800 S. Commerce St.
Las Vegas, NV 89106

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS

SPECIAL MEETING INFORMATION

When	[●], 2022 [●] ET
Where	Virtual meeting at [●]
Who May Vote	Persons or entities holding shares of our common stock, $0.001 par value per share (“Common Stock”), at the close of business on the record date (“Stockholders”)
Record Date	October 11, 2022

General

Remark Holdings, Inc. (“Remark,” “we,” “us” or “our”), is making this proxy statement (the “Proxy Statement”) available to you in connection with the solicitation of proxies by our board of directors (the “Board” or “Board of Directors”) for our Special Meeting of Stockholders (the “Special Meeting”). This Proxy Statement and the accompanying notice and form of proxy are first being mailed to stockholders on or about [●], 2022.

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet rather than printing and mailing them to all stockholders. We believe electronic delivery will expedite the receipt of these materials, reduce the environmental impact of our special meeting materials and will help lower our costs. Therefore, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders (or e-mailing, in the case of stockholders that have previously requested to receive proxy materials electronically) starting on or about [●], 2022. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, although our proxy materials are available on our website, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.

Attending and Participating at the Virtual Special Meeting

We will be holding our Special Meeting in a virtual meeting format only, via audio webcast. If you are a stockholder of record as of the close of business on October 11, 2022 , you may attend, vote, ask questions and view the list of stockholders of record as of October 11, 2022 during the meeting by logging into the meeting at [●].

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VOTING INFORMATION

The Proxy Statement summarizes the information you need to know to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares.

Meeting Agenda and Voting Recommendations

Proposal	Voting Recommendation of our Board of Directors	Page on Which You May Find More Information
The Reverse Stock Split Proposal	FOR	3
The Nasdaq Proposal	FOR	11

Voting Your Shares

All Stockholders are entitled to cast one vote per share on all matters. Please follow the voting instructions provided on the proxy card or voting instruction card. If you choose to vote your shares at the Special Meeting by proxy and you indicate your voting choices, your shares will be voted as you instructed. If you execute a proxy without indicating your vote, your shares will be voted in accordance with the Board’s recommendations noted in the table above and in accordance with the best judgment of the named proxies on any other matters properly brought before the Special Meeting.

If you are a registered Stockholder, we must receive your vote by proxy before the polls close at the Special Meeting.

If you are the beneficial owner of shares of our Common Stock, please follow the instructions provided by your broker or nominee regarding how to provide your voting instructions. Because a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Once you have received a legal proxy from your broker, bank or nominee, it should be emailed to legalproxy@computershare.com and should be labeled “Legal Proxy” in the subject line. Please include proof from your broker, bank or nominee of your legal proxy (e.g., a forwarded email from your broker, bank or other agent with your legal proxy attached, or an image of your legal proxy attached to your email). Requests for registration must be received by legalproxy@computershare.com no later than [●] ET, on [●], 2022.

If you do not provide voting instructions to your broker or nominee, they can still vote your shares with respect to certain “discretionary” items, but they cannot vote your shares with respect to certain “non-discretionary” items. The Reverse Stock Split Proposal is considered a discretionary item and therefore, your broker or nominee will be able to vote your shares at its discretion with respect to such proposal if you do not provide voting instructions on such proposal and there will not be any broker non-votes with respect to such proposal. The Nasdaq Proposal is a non-discretionary item. Regarding non-discretionary items, the number of shares for which you do not provide voting instructions to your broker or nominee will be counted as “broker non-votes.” Broker non-votes are shares which are held on behalf of a beneficial owner by a broker or nominee which indicates on its proxy that it did not have or did not exercise discretionary authority to vote on a particular matter. In tabulating voting results for the Nasdaq Proposal, shares that constitute broker non-votes will have no effect on the outcome of the proposal, assuming a quorum is present. You may vote your beneficially-owned shares virtually at the Special Meeting only if at the Special Meeting you present a legal proxy provided to you by your broker or nominee.

Proxy instructions, ballots and voting tabulations that identify individual Stockholders are handled in a manner that protects the voting privacy of such individual Stockholders. Stockholders’ votes will not be disclosed either within Remark or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

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Revoking Your Proxy

If you are a registered Stockholder, you may revoke your proxy and your voting instructions at any time before it is voted at the Special Meeting by:

•sending written notice of revocation to our Corporate Secretary;

•submitting a new, properly-executed proxy dated later than the date of the revoked proxy; or

•attending the Special Meeting and voting virtually at the Special Meeting.

If you are the beneficial owner of shares of our Common Stock, you may submit new voting instructions by contacting your broker or nominee. You may also vote via the Internet at the Special Meeting as described in the previous section. Virtual attendance at the Special Meeting will not, by itself, revoke a proxy.

Vote Required

As of October 11, 2022 , there were 106,407,769 shares of Common Stock outstanding and there were no outstanding shares of any other class of stock. Holders of at least a majority of the outstanding shares of our Common Stock, or 53,203,885 shares, must be present at the Special Meeting in person or must be represented at the Special Meeting by proxy to constitute a quorum allowing for the transaction of business. Virtual attendance at the Special Meeting constitutes presence in person for purposes of quorum at the meeting. Abstentions are counted for the purpose of determining the presence of a quorum.

The approval of the Reverse Stock Split Proposal requires the affirmative (“FOR”) vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” this proposal. A vote on this proposal is considered a discretionary item. Therefore, we do not expect any broker non-votes on this proposal and a failure to instruct your broker, bank or other nominee on how to vote your shares will not necessarily count as a vote against this proposal.

The approval of the Nasdaq Proposal requires the affirmative (“FOR”) vote of a majority of the votes cast on the matter (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions and broker non-votes will have no effect on the results of the vote on this proposal.

PROPOSALS TO BE SUBMITTED FOR VOTING

Proposal 1: Reverse Stock Split Proposal

General and Background

On September 15, 2022, subject to stockholder approval, our Board approved an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of all of our issued and outstanding Common Stock at a ratio of not less than 1-for-10 and not more than 1-for-20 (the “Reverse Stock Split”). The exact ratio of the Reverse Stock Split will be set within this range as determined by our Board of Directors in its sole discretion and will be publicly announced by us prior to the Effective Time (as defined hereafter). The goal of the Reverse Stock Split is to increase the per share market price of our Common Stock to meet the minimum per share bid price requirement for continued listing on the Nasdaq Capital Market. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

If our stockholders approve the Reverse Stock Split at the Special Meeting and the Reverse Stock Split is effected, up to every 20 shares of our issued and outstanding Common Stock would be combined and converted into 1 share of Common Stock. The actual timing for implementation of the Reverse Stock Split would be determined by our Board of Directors based upon its evaluation as to when such action would be most advantageous to our Company and our stockholders. Notwithstanding approval of the Reverse Stock Split Proposal

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by our stockholders, our Board of Directors will have the sole authority to elect whether, and when, to amend our Certificate of Incorporation to effect the Reverse Stock Split. If the Reverse Stock Split Proposal is approved by our stockholders, our Board of Directors will make a determination as to whether effecting the Reverse Stock Split is in the best interests of our Company and our stockholders in light of, among other things, our ability to increase the trading price of our Common Stock to meet the minimum per share bid price requirement of the Nasdaq Capital Market without effecting the Reverse Stock Split, the per share price of the Common Stock immediately prior to the Reverse Stock Split and the expected stability of the per share price of the Common Stock following the Reverse Stock Split. If our Board of Directors determines that it is in the best interests of our Company and our stockholders to effect the Reverse Stock Split, it will hold a board meeting to determine the exact ratio of the Reverse Stock Split.

The text of the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split is included as Annex A to this proxy statement (the “Charter Amendment”). If the Reverse Stock Split Proposal is approved by our stockholders, we will have the authority to file the Charter Amendment with the Secretary of State of the State of Delaware, which will become effective upon its filing; provided, however, that the Charter Amendment is subject to revision to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our Board of Directors deems necessary and advisable. Our Board of Directors has determined that the Charter Amendment is advisable and in the best interests of our company and our stockholders and has submitted the Charter Amendment for consideration by our stockholders at the Special Meeting.

Reasons for the Proposed Reverse Stock Split

We are submitting this proposal to our stockholders for approval to increase the trading price of our Common Stock to meet the minimum per share bid price requirement and avoid the delisting of our Common Stock from The Nasdaq Stock Market (“Nasdaq”).

On February 25, 2022, we received written notice from Nasdaq’s Listing Qualifications Department notifying us that, for a period of 30 consecutive business days, the bid price of our Common Stock had closed below the minimum of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days, or until August 24, 2022, to regain compliance with the Bid Price Rule.

On August 30, 2022, we received a staff determination letter from Nasdaq stating that we did not regain compliance with the Bid Price Rule and we are not eligible for a second 180-day grace period because we did not comply with the minimum $5,000,000 Stockholders’ Equity initial listing requirement for the Nasdaq Capital Market. Accordingly, unless we request an appeal of Nasdaq’s determination, our Common Stock is subject to delisting. We have appealed Nasdaq’s delisting determination to a Hearings Panel (the “Panel”) , which heard our presentation at a hearing held on October 6, 2022. We expect that the Panel will announce its decision within 30 days of the date of the hearing. Our Common Stock will continue to be listed and traded on the Nasdaq Capital Market pending a decision by the Panel.

We believe that if our Common Stock is delisted from Nasdaq, it would be undesirable for our stockholders and detrimental to our business. Among other things, delisting from Nasdaq could make trading our Common Stock more difficult for investors, potentially leading to further declines in our share price and liquidity. Without a Nasdaq listing, stockholders may have a difficult time getting a quote for the sale or purchase of our Common Stock, the sale or purchase of our Common Stock would likely be made more difficult, and the trading volume and liquidity of our Common Stock could decline. Delisting from the Nasdaq could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our Common Stock as currency or the value accorded our Common Stock by other parties. We believe that the Reverse Stock Split is our best option to meet the criteria to satisfy the Bid Price Rule for continued listing on the Nasdaq Capital Market. A decrease in the number of outstanding shares of our Common Stock resulting from the Reverse Stock Split should, absent other factors, assist in ensuring that the per share market price of our Common Stock remains above the requisite price for continued listing. However, we cannot provide any assurance that the bid price of our Common Stock would remain above the minimum bid price requirement of the Nasdaq Capital Market following the Reverse Stock Split.

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Potential Consequences if the Reverse Stock Split Proposal is Not Approved.

If the Reverse Stock Split Proposal is not approved by our stockholders, our Board will not have the authority to effect the Reverse Stock Split. Any inability of our Board of Directors to effect the Reverse Stock Split could expose us to delisting from Nasdaq.

Risks Associated with the Reverse Stock Split

The Reverse Stock Split May Not Increase the Price of our Common Stock over the Long Term.

As noted above, the principal purpose of the Reverse Stock Split is to increase the trading price of our Common Stock to comply with the Bid Price Rule. However, the effect of the Reverse Stock Split on the market price of our Common Stock cannot be predicted with any certainty, and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of our Common Stock by a multiple of the Reverse Stock Split ratio selected by our Board, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including our business and financial performance, general market conditions, and prospects for future success.

The Reverse Stock Split May Decrease the Liquidity of our Common Stock.

The Reverse Stock Split may result in an increase in the market price of our Common Stock, which could lead to increased interest in our Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Stock Split.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell.

If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization.

The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Reverse Stock Split ratio, or following such increase does not maintain or exceed such price, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split.

Board Discretion to Effect the Reverse Stock Split

If the Reverse Stock Split is approved by our stockholders, our Board of Directors will have the discretion to implement the Reverse Stock Split or to not effect the Reverse Stock Split at all. Our Board of Directors currently intends to effect the Reverse Stock Split. If the trading price of our Common Stock increases without effecting the Reverse Stock Split, the Reverse Stock Split may not be necessary. Following the Reverse Stock Split, if implemented, there can be no assurance that the market price of our Common Stock will rise in proportion to the

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reduction in the number of outstanding shares resulting from the Reverse Stock Split or as noted above, that the market price of the post-split Common Stock can be maintained above $1.00. There also can be no assurance that our Common Stock will not be delisted from Nasdaq for other reasons.

If our stockholders approve the Reverse Stock Split at the Special Meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by our Board of Directors that the Reverse Stock Split is in the best interests of our Company and our stockholders at that time. No further action on the part of the stockholders will be required to either effect or abandon the Reverse Stock Split. If our Board of Directors determines not to implement the Reverse Stock Split following stockholder approval of this proposal, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Charter Amendment will be abandoned.

The market price of our Common Stock is dependent upon our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the reduced number of shares that will be outstanding after the Reverse Stock Split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our Common Stock.

We have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of our Company, nor is it a plan by management to recommend a series of similar actions to our Board of Directors or our stockholders. Notwithstanding the decrease in the number of outstanding shares of Common Stock following the Reverse Stock Split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Effects of the Reverse Stock Split

Effects of the Reverse Stock Split on Issued and Outstanding Shares

If the Reverse Stock Split is effected, each stockholder will own a reduced number of shares of Common Stock. This would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split would result in an adjustment to a stockholder’s ownership of Common Stock due to the treatment of fractional shares in the Reverse Stock Split. Therefore, voting rights and other rights and preferences of the holders of Common Stock will not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable, and the par value per share of the Common Stock will remain $0.001.

Our Certificate of Incorporation presently authorizes the issuance of One Hundred Seventy-Six Million (176,000,000) shares, of which One Hundred Seventy-Five Million (175,000,000) shares shall be Common Stock and One Million (1,000,000) shares shall be Preferred Stock (the “Preferred Stock”). The Reverse Stock Split would not change the number of authorized shares of Common Stock or Preferred Stock. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance by us in the future would increase. These additional shares would be available for issuance from time to time for corporate purposes such as issuances of Common Stock in connection with capital-raising transactions as well as for issuance upon conversion or exercise of securities such as convertible debt, warrants, or options convertible into or exercisable for Common Stock. We believe that the availability of the additional shares will provide us with flexibility to meet business needs as they arise, to take advantage of favorable opportunities, and to respond effectively in a changing corporate environment. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. While we are currently not party to any agreements providing for the issuance of the additional authorized but unissued and unreserved shares of Common Stock that would be created by the Reverse Stock Split, we regularly consider our capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future.

The increased number of available authorized but unissued shares as a result of the Reverse Stock Split would also give our Board and management more flexibility to resist or impede a third-party takeover bid. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult

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or to discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other change in control transaction). Any such anti-takeover effect of a reverse stock split would be in addition to existing anti-takeover provisions of the Certificate of Incorporation and the Amended and Restated Bylaws (the “Bylaws”). Our Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split Proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

Effects of the Reverse Stock Split on Outstanding Equity Incentive Awards and Plans

If the Reverse Stock Split is effected, all outstanding equity awards granted under our 2010 Equity Incentive Plan, 2014 Incentive Plan, 2017 Incentive Plan and 2022 Incentive Plan (collectively, the “Incentive Plans”) will be proportionately reduced in accordance with the terms of the applicable Incentive Plan in the same ratio as the reduction in the number of shares of outstanding Common Stock (subject to the treatment of fractional shares as described below). The per share exercise price of any outstanding options will be correspondingly increased in direct proportion to the Reverse Stock Split ratio, such that the aggregate dollar amount payable for the purchase of shares subject to the options will remain unchanged (subject to the treatment of fractional shares as described below). In addition, the total number of shares of Common Stock available for future grants under the Incentive Plans will be proportionately reduced as a result of the Reverse Stock Split.

As of October 11, 2022 , the number of shares of Common Stock that remained available for future issuance under each of the 2010 Equity Incentive Plan, 2014 Incentive Plan, the 2017 Incentive Plan and the 2022 Incentive Plan is: zero; 1,476,102; 1,850,143 and 10,000,000; respectively.

Effects of the Reverse Stock Split on Outstanding Warrants

In addition, we have issued (i) warrants to purchase 4,237,290 shares of Common Stock at an exercise price of $1.35 per share to Armistice Capital Master Fund Ltd. (the “Armistice Warrants”), (ii) warrants to purchase an aggregate of 127,118 shares of Common Stock at an exercise price of $1.35 per share to A.G.P./Alliance Global Partners and its designees (the “Financial Advisor Warrants”), (iii) warrants as part of the consideration for our acquisition of assets of China Branding Group Limited (“CBG”), providing for the right to purchase 40,000 shares of Common Stock at an exercise price of $10.00 per share (the “CBG Acquisition Warrants”), and (iv) warrants pursuant to a settlement agreement that we entered into with CBG and its joint official liquidators, providing for the right to purchase 5,710,000 shares of Common Stock at an exercise price of $6.00 per share (the “CBG Settlement Warrants” and collectively with the Armistice Warrants, the Financial Advisor Warrants and the CBG Acquisition Warrants, the “Outstanding Warrants”).

If the Reverse Stock Split is effected, the number of shares of Common Stock issuable upon exercise of each of the Warrants will be proportionately decreased in the same ratio as the reduction in the number of shares of outstanding Common Stock and the per share exercise price applicable for each of the Warrants will be correspondingly increased such that the aggregate exercise price payable upon exercise of the Warrants shall remain unchanged (subject to the treatment of fractional shares as described below).

Effects of the Reverse Stock Split on Outstanding Convertible Debenture

We also have outstanding a convertible subordinated debenture (the “Debenture”) in the original principal amount of $2,778,000 that we issued to Ionic Ventures, LLC. The terms of the Debenture are described in more detail in Proposal 2. If the Reverse Stock Split is effected, the per share conversion price of the Debenture will be proportionately increased in the same ratio as the reduction in the number of shares of outstanding Common Stock from the Reverse Stock Split.

Effective Time of the Reverse Stock Split

If the proposed Reverse Stock Split is approved by our stockholders and our Board elects to proceed with the Reverse Stock Split, the Reverse Stock Split would become effective upon the filing of the Charter Amendment with

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the office of the Secretary of State of the State of Delaware (the “Effective Time”). However, notwithstanding approval of the Reverse Stock Split by our stockholders, our Board of Directors will have the sole authority to elect whether, and when, to amend our Certificate of Incorporation to effect the Reverse Stock Split.

Treatment of Fractional Shares in the Reverse Stock Split

We do not intend to issue fractional shares in the event that a stockholder owns a number of shares of Common Stock that is not evenly divisible by the Reverse Stock Split ratio. Instead, if the Reverse Stock Split is effected, any holder of a fractional share of Common Stock will be entitled to receive cash for such fractional share based upon the closing sales price of the Common Stock as reported on the Nasdaq Capital Market, as of the date the Charter Amendment is filed with the Secretary of State of the State of Delaware.

The terms of our Incentive Plans do not allow for the issuance of fractional shares. With respect to the 2010 Equity Incentive Plan, any holder of an equity award issued under such plan will be entitled to receive cash in lieu of fractional shares in an amount equal to the fair market value of such fractional shares, as determined by our Board or Compensation Committee. With respect to the other Incentive Plans, our Compensation Committee will have the discretion to determine whether cash, additional shares or other property will be issued or paid in lieu of fraction shares. Additionally, the terms of our Outstanding Warrants do not permit the issuance of fractional shares upon the exercise of the Warrants. With respect to the Armistice Warrants and Financial Advisor Warrants, we may elect to either pay the warrant holder a cash adjustment in respect to any fractional share in an amount equal to such fraction multiplied by the then applicable exercise price or round up to the next whole share. With respect to the CBG Acquisition Warrants or CBG Settlement Warrants, we will pay to the warrant holder an amount in cash equal to the fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective exercise price on the date the exercise notice is received by the Company. The terms of the Debenture also do not permit the issuance of any fractional share upon conversion of the Debenture. If a conversion would result in the issuance of a fraction of a share, we will round such fraction of a share up to the nearest whole share.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, each certificate representing pre-Reverse Stock Split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split Common Stock at the Effective Time. As soon as practicable after the Effective Time of the Reverse Stock Split, the Transfer Agent will mail a letter of transmittal to our stockholders containing instructions on how a stockholder should surrender its, his or her certificate(s) representing pre-Reverse Stock Split shares of Common Stock to the Transfer Agent in exchange for certificate(s) representing post-Reverse Stock Split shares of Common Stock. No certificate(s) representing post-Reverse Stock Split shares of Common Stock will be issued to a stockholder until such stockholder has surrendered all certificate(s) representing pre-Reverse Stock Split shares of Common Stock, together with a properly completed and executed letter of transmittal, to the Transfer Agent. No stockholder will be required to pay a transfer or other fee to exchange its, his or her certificate(s) representing pre-Reverse Stock Split shares of Common Stock for certificate(s) representing post-Reverse Stock Split shares of Common Stock registered in the same name.

Stockholders who hold uncertificated shares of Common Stock electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. If any certificate(s) or book-entry statement(s) representing pre-Reverse Stock Split shares of Common Stock to be exchanged contain a restrictive legend or notation, as applicable, the certificate(s) or book-entry statement(s) representing post-Reverse Stock Split shares of Common Stock will contain the same restrictive legend or notation.

Any stockholder whose share certificate(s) representing pre-Reverse Stock Split shares of Common Stock has been lost, stolen or destroyed will only be issued post-Reverse Stock Split Common Stock after complying with the requirements that we and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates. STOCKHOLDERS SHOULD NOT DESTROY STOCK CERTIFICATES REPRESENTING PRE-REVERSE STOCK SPLIT SHARES OF COMMON STOCK AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES REPRESENTING PRE-REVERSE STOCK SPLIT SHARES OF COMMON STOCK UNTIL THEY ARE REQUESTED TO DO SO.

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Appraisal Rights

Under the DGCL, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed Charter Amendment to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights

Certain Material U.S. Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock, but is not intended to be a complete analysis of all potential federal, state, local and non-U.S. tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this Proxy Statement. Any of these authorities may change or be subject to differing interpretations, and any such change may be applicable retroactively in a manner that could adversely affect a holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the Reverse Stock Split.

This discussion is limited to holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address consequences relevant to holders subject to special rules, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders, and it does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as capital assets or acquired our Common Stock through the exercise of employee stock options or otherwise as compensation.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Common Stock who is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, (A) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States Persons” (within the meaning of the Code) have the authority to control all substantial decisions of such trust or (B) that has a valid election in effect to be treated as “United States Persons” for U.S. federal income tax purposes.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Tax Consequences to U.S. Holders

The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes. Subject to the discussion below with respect to cash received in lieu of fractional shares, a U.S. holder generally will not recognize gain or loss upon a transaction that qualifies as recapitalization for U.S. federal income tax purposes. In such case, a U.S. holder’s aggregate tax basis in the shares of our Common Stock received pursuant to the

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Reverse Stock Split should equal the U.S. holder’s aggregate tax basis of the old shares of our Common Stock exchanged therefor (excluding the portion of the tax basis that is allocable to any fractional share), and the U.S. holder’s holding period for the new shares should include the holding period for the old shares. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered in a recapitalization to shares received in the recapitalization. U.S. holders who have acquired shares of our Common Stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the U.S. holder’s tax basis in the old shares that is allocated to such fractional share of our Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the old shares for more than one year as of the effective date of the Reverse Stock Split. The deductibility of capital losses is subject to limitations.

Under certain circumstances, cash received by a U.S. holder in lieu of fractional shares could be treated as a dividend for U.S. federal income tax purposes instead of capital gain. We recommend that U.S. holders of our Common Stock consult their own tax advisors to determine the extent to which their receipts of cash in lieu of fractional shares could be treated as dividends.

U.S. Information Reporting and Backup Withholding

Payments of cash made to a U.S holder in lieu of a fractional share of our Common Stock may be subject to information reporting. In addition, U.S. holders may be subject to backup withholding at the rate specified in the Code on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Generally, a beneficial owner of our Common Stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) (a “non-U.S. holder”) should not recognize any gain or loss upon the Reverse Stock Split. Any gain or loss with respect to cash received in lieu of a fractional share of our Common Stock should also generally not be subject to U.S. federal income or withholding tax unless (a) such gain or loss is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), (b) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Reverse Stock Split and certain other conditions are met, or (c) our Common Stock constitutes a U.S. real property interest by reason of our status as U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Reverse Stock Split and the non-U.S. holder’s holding period for our Common Stock. We believe that we are not currently, and were not at any time during the five-year period preceding the Reverse Stock Split, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we are not or were not at any time a USRPHC.

Gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in clause (b) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. With respect to clause (c) above, if we are a USRPHC, a Non-U.S. holder may qualify for an exemption if our Common Stock is regularly traded on an established securities market and the non-U.S. holder does not actually or constructively hold more

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than 5% of such regularly traded Common Stock at any time within the shorter of the five-year period preceding the Reverse Stock Split and the non-U.S. holder’s holding period for our Common Stock. If no exemption is available and we are a USRPHC, a Non-U.S. holder’s cash received in lieu of a fractional share will generally be subject to withholding at a rate of 15% and such Non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally should not apply to such gain. Non-U.S. holders should consult with their tax advisors on the availability of any exemption in the event of we become a USRPHC.

Under certain circumstances the cash received by a non-U.S. holder in lieu of fractional shares could be treated as a dividend for U.S. federal income tax purposes (which could be subject to U.S. federal income or withholding tax) instead of capital gain. Non-U.S. holders of our Common Stock should consult their own tax advisors to determine the extent to which their receipts of cash in lieu of fractional shares could be treated as dividends.

U.S. Information Reporting and Backup Withholding Tax

In general, backup withholding and information reporting will not apply to payments of cash in lieu of a fractional share of our Common Stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Under certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Vote Required

The affirmative (“FOR”) vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to approve the Reverse Stock Split Proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. A vote on this proposal is considered a discretionary item. Therefore, we do not expect any broker non-votes on this proposal and a failure to instruct your broker, bank or other nominee on how to vote your shares will not necessarily count as a vote against this proposal.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the Reverse Stock Split Proposal

Proposal 2: Approval, in accordance with Nasdaq Rule 5635(d), of the potential issuance of 20% or more of our Common Stock pursuant to our convertible subordinated debenture and equity line of credit with Ionic Ventures, LLC

Background

On October 6, 2022, we entered into a debenture purchase agreement (the “Debenture Purchase Agreement”) with Ionic Ventures, LLC (“Ionic”), pursuant to which we issued a convertible subordinated debenture in the original principal amount of $2,778,000 (the “Debenture”) to Ionic for a purchase price of $2,500,000.

The Debenture accrues interest at a rate of 8% per annum. The interest rate on the Debenture increases to a rate of 15% per annum if the Debenture is not fully paid or converted by February 6, 2023 (the “Trigger Date”) or upon the occurrence of certain trigger events (the “Trigger Events”), including, without limitation, the suspension from trading or the delisting of our Common Stock from Nasdaq and the occurrence of any material adverse effect. In addition, if the Debenture is not fully paid or converted by the Trigger Date, the original principal amount of the Debenture will be deemed to have been $3,334,000 from the issuance date. The Debenture matures on June 6, 2023.

The Debenture automatically converts into shares of Common Stock at the earlier of (i) the effectiveness of a registration statement registering the resale of certain Registrable Securities as such term is defined in the Registration Rights Agreement (as defined below), including, without limitation, the shares issuable upon conversion

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of the Debenture (such registration statement, the “Resale Registration Statement”), and (ii) 181 days after the issuance date of the Debenture. The number of shares of Common Stock issuable upon conversion of the Debenture shall be determined by dividing the outstanding balance under the Debenture (including all accrued and unpaid interest and accrued and unpaid late charges, if any) by a conversion price that is the lower of (x) 80% (or 70% if our Common Stock is not then trading on Nasdaq) of the average of the 10 lowest volume-weighted average prices (“VWAPs”) over a specified measurement period following the conversion date, and (y) $0.50 (the “Fixed Conversion Price”), subject to full ratchet anti-dilution protection in the event we issue certain equity securities at a price below the then Fixed Conversion Price. The Debenture further provides that we will not effect the conversion of any portion of the Debenture, and the holder thereof will not have the right to a conversion of any portion of the Debenture, to the extent that after giving effect to such conversion, the holder together with its affiliates would beneficially own more than 4.99% of the outstanding shares of our Common Stock immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”).

Also, on October 6, 2022, we entered into a purchase agreement (the “ELOC Purchase Agreement”) with Ionic, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Ionic to purchase up to an aggregate of $50,000,000 of shares of our Common Stock over the 36-month term of the ELOC Purchase Agreement. Under the ELOC Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the Resale Registration Statement and that the Debenture shall have been fully converted into shares of Common Stock or shall otherwise have been fully redeemed and settled in all respects in accordance with the terms of the Debenture, we have the right to present Ionic with a purchase notice (each, a “Purchase Notice”) directing Ionic to purchase any amount up to $3,000,000 of our Common Stock per trading day, at a per share price (the “Purchase Price”) equal to 90% (or 80% if our Common Stock is not then trading on Nasdaq) of the average of the 5 lowest VWAPs over a specified measurement period. With each purchase under the ELOC Purchase Agreement, we are required to deliver to Ionic an additional number of shares equal to 2.5% of the number of shares of Common Stock deliverable upon such purchase. The number of shares that we can issue to Ionic from time to time under the ELOC Purchase Agreement shall be subject to the Beneficial Ownership Limitation.

In addition, Ionic will not be required to buy any shares of our Common Stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our Common Stock is below $0.25. We will control the timing and amount of sales of our Common Stock to Ionic. Ionic has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the ELOC Purchase Agreement. The ELOC Purchase Agreement provides that we will not be required or permitted to issue, and Ionic will not be required to purchase, any shares under the ELOC Purchase Agreement if such issuance would violate Nasdaq rules, and we may, in our sole discretion, determine whether to obtain stockholder approval to issue shares in excess of 19.99% of our outstanding shares of Common Stock if such issuance would require stockholder approval under Nasdaq rules. Stockholder approval of this proposal would constitute such approval under Nasdaq rules.

Concurrently with entering into the Debenture Purchase Agreement and the ELOC Purchase Agreement, we also entered into a registration rights agreement with Ionic (the “Registration Rights Agreement”) to provide Ionic with resale registration rights for the shares of Common Stock issuable under the Debenture, the ELOC Purchase Agreement and the Registration Rights Agreement. If we fail to file or have the Resale Registration Statement declared effective by the specified deadlines set forth therein, then in each instance, we will issue to Ionic 150,000 shares of our Common Stock within 2 trading days after such failure.

Why We Need Stockholder Approval

Our Common Stock is listed on the Nasdaq Capital Market and, as such, we are subject to the Nasdaq Listing Rules. Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval for a transaction, other than a public offering, involving an issuance of 20% or more of our Common Stock or 20% or more of the voting power outstanding before the issuance (the “Exchange Cap”) at a price less than the minimum price (as defined in Nasdaq Listing Rule 5635(d)(1)(A)). We had 106,407,769 shares of Common Stock outstanding immediately prior to the transactions described above, 20% of which is 21,281,552 shares.

Our Board has determined that our ability to issue the shares in connection with the transactions described above in excess of the Exchange Cap is in the best interests of the Company and its stockholders because our ability to issue and sell shares to Ionic provides us with a reliable source of capital for working capital and general corporate purposes. If stockholders do not approve this proposal, our issuance of shares of Common Stock under

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the ELOC Purchase Agreement, together with any shares we are required to issue upon conversion of the Debenture, will remain subject to limitation under the Exchange Cap, and we will not be able to sell the full $50,000,000 available under the ELOC Purchase Agreement. Our ability to successfully implement our business plans and ultimately generate value for our stockholders is dependent on our ability to maximize capital raising opportunities. If we were unsuccessful in raising additional capital, we would be required to curtail our current business plans and instead reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which would adversely impact future operating results.

Effect on Current Stockholders

If stockholder approve this proposal, we will be able to issue shares upon conversion of the Debenture and under the ELOC Purchase Agreement without regard to the Exchange Cap. The issuance of such shares may result in significant dilution to our stockholders and afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Remark. Because the number of shares that may be issued to Ionic pursuant to the Debenture and the ELOC Purchase Agreement is determined based on the market price at the time of issuance, the exact magnitude of the dilutive effect cannot be conclusively determined. Additionally, the issuance and subsequent resale of shares sold under the Debenture and the ELOC Purchase Agreement may cause the market price of our Common Stock to decline.

Vote Required

The affirmative (“FOR”) vote of a majority of the votes cast on the matter is required to approve this proposal (meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” this proposal). Abstentions and broker non-votes will have no effect on the results of the vote on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the Nasdaq Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information with respect to the beneficial ownership of our Common Stock as of October 11, 2022 , by:

•each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding Common Stock;

•each of our directors and named executive officers (“NEOs”); and

•all of our directors and executive officers as a group.

The amounts and percentages of beneficially-owned Common Stock are reported based upon SEC rules governing the determination of beneficial ownership of securities. The SEC rules:

•deem a person a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or if that person has or shares investment power, which includes the power to dispose of or to direct the disposition of a security;

•deem a person a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, and securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage; and

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•may deem more than one person a beneficial owner of the same securities, and may deem a person a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. The information relating to our 5% beneficial owners is based on information we received from such holders. The percentage of beneficial ownership is based on 106,407,769 shares of Common Stock outstanding as of October 11, 2022 .

Except as otherwise noted below, the address of persons listed in the following table is:

c/o Remark Holdings, Inc.
800 S. Commerce St.
Las Vegas, Nevada 89106

	Number of Common Stock Shares	Percentage of Outstanding Common Stock Shares
Persons known to beneficially own more than 5%
Lawrence Rosen [1]	6,104,893	5.7%
Digipac LLC [2]	5,246,314	4.9%
Directors and NEOs
Kai-Shing Tao [3]	10,200,634	9.2%
Theodore Botts [4]	519,184	*
Brett Ratner [5]	350,000	*
Daniel Stein [5]	300,000	*
Elizabeth Xu [5]	150,000	*
All executive officers and directors as a group (5 persons) [6]	11,519,818	10.3%

* Represents holdings of less than 1% of shares outstanding.

1.Consists of shares of Common Stock. The address of Mr. Rosen is 1578 Sussex Turnpike (Bldg. 5), Randolph, NJ 07869. This disclosure is based on information contained in a Schedule 13G/A filed by Mr. Rosen with the SEC on February 14, 2022.

2.Consists of shares of Common Stock. Mr. Tao, as the manager and a member of Digipac, LLC (“Digipac”), may be deemed to beneficially own the shares of Common Stock beneficially owned by Digipac. Mr. Tao disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Digipac is One Hughes Center Drive, Unit 1601, Las Vegas, Nevada 89169.

3.Consists of (i) 234,749 shares of Common Stock held by Mr. Tao, (ii) 4,422,750 shares of Common Stock issuable upon exercise of options held by Mr. Tao, (iii) 5,246,314 shares of Common Stock held by Digipac, (iv) 275,000 shares of Common Stock held by Pacific Star Capital and (v) 21,821 shares of Common Stock held by Pacific Star HSW LLC (“Pacific Star HSW”). Mr. Tao, as the manager and a member of Digipac, the Chief Investment Officer and sole owner of Pacific Star Capital, and the control person of Pacific Star HSW, may be deemed to beneficially own the shares of Common Stock beneficially owned by Digipac, Pacific Star Capital and Pacific Star HSW. Mr. Tao disclaims beneficial ownership of the shares of Common Stock beneficially owned by Digipac and Pacific Star HSW, except to the extent of his pecuniary interest therein.

4.Includes 477,857 shares of Common Stock issuable upon exercise of options.

5.Consists of shares of Common Stock issuable upon exercise of options.

6.Consists of 5,819,211 shares of Common Stock and 5,700,607 shares of Common Stock issuable upon exercise of options.

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STOCKHOLDER PROPOSALS

We must receive proposals of stockholders intended to be presented at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) no later than December 30, 2022, so we may include such proposals in our proxy statement and form of proxy relating to the 2023 Annual Meeting.

Under SEC rules, if we do not receive notice of a stockholder proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then we will be permitted to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. In connection with the 2023 Annual Meeting, if we do not receive notice of a stockholder proposal on or before March 15, 2023, we will be permitted to use our discretionary voting authority as outlined above.

Our Bylaws provide that, for stockholder nominations related to director elections or other business proposed by a stockholder to be properly brought before any annual or special meeting of our stockholders, written notice generally must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Our Bylaws also contain certain procedures that must be followed relating to a stockholder director nomination and other proposals of stockholders.

In addition to the requirements contained in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting).

PROXY SOLICITATION

We have engaged InvestorCom, Inc. (“InvestorCom”), an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay InvestorCom a fee of $10,000 plus $2,500 per adjournment, if necessary, plus costs and expenses, for soliciting proxies on our behalf. In addition, we have agreed to indemnify InvestorCom and certain related persons against certain liabilities relating to or arising out of our engagement of InvestorCom.

We request persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy. We will reimburse such persons for their reasonable expenses.

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REMARK HOLDINGS, INC.
SPECIAL MEETING OF STOCKHOLDERS – [●], 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Remark Holdings, Inc., a Delaware corporation (the “Company”), hereby appoints Kai-Shing Tao with full power of substitution, as proxy, to vote all capital stock of the Company that the stockholder would be entitled to vote on all matters that may properly come before the Company’s Special Meeting of Stockholders to be held at [●], local time, on [●], 2022 (the “Special Meeting”) via the Internet at [●] and any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned for the Special Meeting.

This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board. The proxies are also authorized to vote upon such other matters as may properly come before the Special Meeting in accordance with their discretion.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

The Board recommends a vote FOR the Reverse Stock Split Proposal and the Nasdaq Proposal.

1. To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of not less than 1-for-10 and not more than 1-for-20, with the exact ratio to be set at a whole number within this range by our Board of Directors in its sole discretion (the “Reverse Stock Split Proposal”).

FOR ☐ AGAINST ☐ ABSTAIN ☐

2. To approve, in accordance with Nasdaq Rule 5635(d), the potential issuance of 20% or more of our common stock pursuant to our convertible subordinated debenture and equity line of credit with Ionic Ventures, LLC (the “Nasdaq Proposal”).

FOR ☐ AGAINST ☐ ABSTAIN ☐

This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date, or by appearing at the Special Meeting and voting virtually.

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ANNEX A
PROPOSED
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REMARK HOLDINGS, INC.

REMARK HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is Remark Holdings, Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 23, 2014 and amended on January 12, 2016, June 7, 2016, April 6, 2017 and July 9, 2021 (as amended, the “Certificate of Incorporation”).

2. Article IV of the Certificate of Incorporation is hereby amended by adding the following new Section:
Section 3. Reverse Stock Split. Upon the effectiveness of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Time”), each [ten (10) to twenty (20)]1 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on the Nasdaq Capital Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this ___ day of ___________________, 2022.

REMARK HOLDINGS, INC.

By:
	Name:	Kai-Shing Tao
	Title:	Chief Executive Officer

1 Exact number to be fixed at the discretion of the board of directors.